Exhibit 10.3

AVISTA CORPORATION & AVISTA UTILITIES

EXECUTIVE OFFICER INCENTIVE PLAN

FOR 2006

PLAN PROVISIONS

Purpose: The 2006 Incentive Plan is designed to focus each executive on the company’s strategic goals. Clearly, stabilizing the financial health of the company continues to be a key goal linked directly to maintaining reliable cost-effective service levels to run our business efficiently.

Plan Year: January 1, 2006 – December 31, 2006

Eligibility: All executive officers of Avista Corporation are eligible to participate in the Plan. The officer must be employed by the company as of December 31 to be eligible for payout. Avista has the right to prorate any incentive payout if the officer is hired during the plan year. Subsidiary officers are not eligible for this plan. See special circumstances for details.

Incentive Award Target: Each officer will have an incentive award target expressed as a percentage of their 2006 base salary and will be notified of the actual incentive award target applicable to them for the plan year, as approved by the Compensation and Organization Committee of the Board.

Measurements & Targets: The Executive Officer Incentive Plan focuses on the customer and the financial health of the company.

The plan starts out with four Standard Performance Triggers that must be achieved for the plan to pay out. These performance levels are critical to the success of the business. Each measure triggers a portion of the incentive award pool and is weighted as shown in Exhibit A.

Once the Standard Performance Triggers are achieved, awards are earned based on Earnings Per Share and Utility O&M Cost Per Customer measures as provided for in Exhibit B.

Payment Opportunity: Each measure is independent of the other. Therefore, awards may be paid for achieving only one target. Seventy percent (70%) of the target award is based on Corp. and Utility Basic Earnings per Share (EPS) targets. The other thirty percent (30%) is based on Utility O&M Cost Per Customer targets.

For all measurements, the payout calculations between threshold, target and exceeds levels are on a sliding scale.

Incentive amounts in excess of 100% (up to 150%) of an individual’s target may be paid in the form of non-cash equivalents, at the discretion and approval of the CEO and the Board Compensation and Organization Committee.

Determining Targets: To determine the Corp and Utility EPS targets for the Plan, Avista considers and incorporates the EPS target spread communicated to the investment community and the budgeted EPS numbers. The Utility O&M Cost per Customer target is based on the projected number of customers and O&M expense for the Plan year. These components are combined to create the O&M Cost Per Customer measure. To determine the target, O&M expense (less estimated incentive payout) is divided by the projected customer count (customer growth increment based on 12 months of actual growth from the prior year added to the actual year-end December customer count).

Example Award Calculation: See Exhibit C

Payment of Awards: To receive an award, individuals must be employed by Avista Corp or Avista Utilities on December 31. However, officers are eligible for a partial award if they have at least 6 months of service during the Plan year and their employment ends because of retirement, permanent disability or death.

Officers must “meet” or “exceed” performance expectations for the Plan year to be eligible for payout. Partial performance ratings may reduce payout.

Award payments, if earned, will be paid after January of the next plan year. Award amounts, if paid, will be figured on a percentage of the participant’s December 31 base salary and employment status.

Administration of Plan: The plan is approved by the Board Compensation and Organization Committee and administered by Avista. The committee will have sole discretion to make plan interpretations including but not limited to:

•	Discretion to add, modify or delete the plan at any time

•	Adjustments to corporate funding levels to reflect significant reorganization or transfers within the Company

•	Adjustments to Company financial results needed to better reflect the actual performance of the Company

•	Discretionary funding in the event threshold performance is not achieved

•	Normalizing financial results based upon extremely unusual events

Special Circumstances

Death: A pro-rated award, considering Company and individual performance, may be approved for payment within three months of payout after year-end to the estate of any participant who dies after serving at least six months during the plan year.

Disability and Retirement: A pro-rated award, considering Company and individual performance, may be approved for payment at payout after year-end to any participant who becomes permanently disabled or retires after serving at least six months during the plan year.

Leave of Absence: Participants are not eligible for payment for periods while on an approved leave of absence during the plan year. Payments are pro-rated. Short-term disability leave is not included.

Resignation/Termination: No award will be payable under this plan to any employee who resigns from or is terminated by Avista Corp or Avista Utilities before receiving the award payment.

Discipline: No incentive will be payable under this plan to any employee who is on a Written Reminder or Last Chance Agreement step of formal discipline as of December 31.

Transfers between Avista Corp and Avista Utilities: Both are under the same plan so no pro-rating is necessary.

Transfers between Corp/Utilities and Subsidiaries: To be paid a pro-rated award under this Plan, an officer must have at least 6 months of service with Avista Corp or Avista Utilities. Award amounts will be figured on the December 31 base pay or the base pay before transfer to Subsidiary. Subsidiaries will determine their own guidelines around payout.

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